Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR FOURTH QUARTER OF FISCAL 2013
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Company Expects Fourth Quarter Earnings to Exceed the Top End of its Prior Earnings Guidance Range and to Exceed Last Year's Results, Including State Income Tax Benefit

Philadelphia, PA, October 10, 2013 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the fourth quarter of fiscal 2013 ended September 30, 2013, and announced that it expects its fourth quarter fiscal 2013 earnings to exceed the top end of its prior earnings guidance range and to exceed last year's fourth quarter earnings. Fourth quarter fiscal 2013 earnings include a state income tax benefit expected to be realized in the quarter.

Net sales for the fourth quarter of fiscal 2013 decreased 0.2% to $128.3 million from $128.5 million reported for the fourth quarter of fiscal 2012. Comparable sales data (which includes Internet sales) for the fourth quarter of fiscal 2013 and 2012 is presented in the table below.

	Fourth Quarter Ended September 30,
	2013	2012
	% increase
Comparable Sales
Reported basis	1.4%	2.7%
Adjusted for calendar timing shift	1.2%	1.7%

The slight decrease in total reported sales for the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 resulted primarily from decreased sales related to the Company's continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company's remaining leased departments within Babies"R"Us® stores during the month of October 2012, substantially offset by increased sales from the Company's licensed relationship and the increase in comparable sales.

Net sales for the fiscal year ended September 30, 2013 decreased 0.2% to $540.3 million from $541.5 million reported for the full year fiscal 2012. Comparable sales data for the full year fiscal 2013 and 2012 is presented in the table below.

	Year Ended September 30,
	2013	2012
	% increase (decrease)
Comparable Sales
Reported basis	2.6%	(0.3)%
Adjusted for calendar timing shift	3.2%	(0.8)%

The slight decrease in total reported sales for the full year fiscal 2013 compared to the full year fiscal 2012 resulted primarily from decreased sales related to the Company's continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company's remaining leased departments within Babies"R"Us stores during the month of October 2012, substantially offset by the increase in comparable sales and increased sales from the Company's licensed relationship.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "As we look back at our recently completed fiscal 2013, we are pleased with the progress we made in increasing earnings significantly and generating positive comparable sales results in a challenging overall economic environment.

"We expect our diluted earnings per share for the full year to be between $1.76 and $1.78 per share, including the expected recognition of a state income tax benefit of approximately $0.09 per share in the fourth quarter of fiscal 2013. This represents an expected increase in GAAP diluted earnings per share for fiscal 2013 of 21-22% versus fiscal 2012 diluted earnings per share of $1.46. Excluding the impact of the expected state income tax benefit, our projected diluted earnings per share for fiscal 2013 represents an increase of 14-16% versus fiscal 2012.

"Our progress in improving our comparable sales results can be seen by our adjusted comparable sales increases of 3.2% for the full year fiscal 2013 and 1.2% for the fourth quarter of fiscal 2013, both adjusted for the calendar timing shift as described later in this press release. Our comparable sales increase for the fourth quarter of fiscal 2013 represents our fifth consecutive quarter of comparable sales increases, showing the continued progress we have made with our sales initiatives, while maintaining strong operational and expense discipline.

"Our total sales of $128.3 million for the fourth quarter were within our sales guidance range of $125.5 to $130.0 million provided in our July 25 press release, primarily due to our reported comparable sales increase of 1.4%, which was within our guidance range for a comparable sales increase of between 0.0% and 3.5% for the quarter. Our gross margin was lower than planned, due to price promotional activity and additional markdowns taken to spur sales and manage inventory levels. Thus, excluding the expected state income tax benefit for the fourth quarter, our diluted earnings per share would have been near the lower end of our prior earnings guidance range of $0.32 to $0.38 per share that we provided in our July 25, 2013 press release. We expect to recognize a reduction of state income tax expense, net of federal expense, of approximately $0.09 per share, for the estimated recognition of tax benefits resulting from recently enacted changes in certain state income tax regulations. Thus, we expect our diluted earnings per share for the fourth quarter of fiscal 2013 to be between $0.40 and $0.42 per share, exceeding the top end of our prior earnings guidance range of $0.32 to $0.38 per share, and exceeding last year's fourth quarter diluted earnings of $0.39 per share, due to the expected state income tax benefit."

For the quarter ended September 30, 2013, the Company opened four stores, including two multi-brand Destination Maternity nameplate stores, and closed 14 stores, including five store closings related to Destination Maternity nameplate store openings. For the year ended September 30, 2013, the Company opened 15 stores, nine of which were multi-brand Destination Maternity nameplate stores, including the Company's first two Destination Maternity nameplate stores in Canada, and closed 44 stores, including 14 store closings related to Destination Maternity nameplate store openings. As of September 30, 2013, the Company operates 596 stores, 1,311 leased department locations and 1,907 total retail locations, compared to 625 stores, 1,383 leased department locations and 2,008 total retail locations operated as of September 30, 2012. In connection with the Company's new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies"R"Us stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. According to Bed Bath & Beyond Inc.'s latest public disclosure, as of September 25, 2013 there are 86 buybuy BABY stores. As of September 30, 2013, the Company operates leased departments in 59 buybuy BABY stores, an increase from the 44 leased departments the Company operated in buybuy BABY stores as of June 30, 2013. The Company expects to continue to increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on reported comparable sales results of the "days adjustment calendar shift", the Company also presents comparable sales on an adjusted basis. For the fourth quarter of fiscal 2013, adjusted comparable sales were measured for the period Monday July 1, 2013 through Monday September 30, 2013 compared to the period Monday July 2, 2012 through Monday October 1, 2012. The Company estimates the calendar shift favorably impacted its reported comparable sales for the fourth quarter of fiscal 2013 by approximately 0.2 percentage points. Thus, adjusted comparable sales for the fourth quarter of fiscal 2013 increased 1.2%, compared to the reported comparable sales increase of 1.4%. For the full year fiscal 2013, adjusted comparable sales were measured for the period Monday October 1, 2012 through Monday September 30, 2013 compared to the period Monday October 3, 2011 through Monday October 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the full year fiscal 2013 by approximately 0.6 percentage points, primarily as a result of: (1) having one less Saturday and Sunday versus the full year fiscal 2012, and (2) having one less day versus the full year fiscal 2012 due to the leap year in 2012. Thus, adjusted comparable sales for the full year fiscal 2013 increased 3.2%, compared to the reported comparable sales increase of 2.6%. For the fourth quarter of fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 1.0 percentage points, and for the full year fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 0.5 percentage points.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2013, Destination Maternity operates 1,907 retail locations, including 596 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,311 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of September 30, 2013, Destination Maternity has 143 international franchised locations, including 123 shop-in-shop locations and 20 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocation of our headquarters and distribution center facilities with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.